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                                                                 EXHIBIT 3.1.6

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                            PNY TECHNOLOGIES, INC.

          PNY Technologies, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY:

          1.  The name of the corporation is "PNY Technologies, Inc."

          2. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 26, 1995. A Restated


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Certificate of Incorporation of the Corporation was filed with the Secretary of
State of the State of Delaware on August 4, 1995.

          3. This Certificate of Amendment has been duly proposed by resolutions adopted and declared advisable unanimously by the Board of Directors of the Corporation, duly adopted by written consent of the stockholders of the Corporation, and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 141, 228 and 242 of the DGCL.

          4. Upon the filing (the "Effective Time") of this Certificate of Amendment pursuant to the DGCL, each share of the Corporation's Common Stock, par value $.0l per share ("Common Stock"), issued and outstanding immediately prior to the Effective Time shall be split into 100 validly issued, fully paid, and non-assessable shares of Common Stock, without any action on the part of the holder thereof. Each certificate that theretofore represented a share or shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Common Stock represented by such certificate shall have been split.

          5. The text of Section 1 of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

               " FOURTH:  1.  Authorized Capital. The total number of shares
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of allclasses of capital stock which the Corporation has authority to issue is
25,025,000 shares, consisting of (i) 25,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and (ii) 25,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Upon the amendment of this article, each outstanding share of Common Stock is split up and converted into one hundred (100) shares of Common Stock".

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer as of December 18, 1997.

                                        PNY TECHNOLOGIES, INC.

                                        By: /s/ LUKE M. BESHAR
                                           ------------------------
                                           Name:   Luke M. Beshar
                                           Title:  Sr. Vice President


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